EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contain explanatory paragraphs related to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) dated February 13, 2006, relating to the  financial statements for the year ended January 1, 2006 which appear in Procera Networks, Inc’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
December 6, 2007